Exhibit 99.1

STRONG DOUBLE-DIGIT NET SALES GROWTH AND SOLID EARNINGS GROWTH

HIGHLIGHT FIRST QUARTER FOR BRISTOL-MYERS SQUIBB COMPANY

•	Reports Broad-Based Net Sales Growth of 20% from Continuing Operations Driven by Strong Performance of Pharmaceutical Business

•	Records Pre-Tax Earnings from Continuing Operations of $1.3 Billion Representing an Increase of 51% From First Quarter 2007

•	Posts First Quarter 2008 GAAP EPS from Continuing Operations of $0.35 compared to $0.33 in 2007 and Double-Digit non-GAAP EPS Growth from Continuing Operations of $0.42 compared to $0.36 in 2007

•	Reaffirms 2008 EPS Guidance and 2007-2010 Expected 15% Non-GAAP EPS CAGR

•	Announces Plan to File Initial Public Offering of Approximately 10% of Mead Johnson Nutritionals

(NEW YORK, April 24, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) today reported strong double-digit net sales growth and solid earnings growth for the first quarter 2008 and reaffirmed 2008 earnings guidance.

“Our medicines are performing well, as was evident this quarter, and our pipeline is steadily advancing. This is good news for patients and healthcare professionals who count on us, as well as shareholders who invest in us,” said James M. Cornelius, chairman and chief executive officer, Bristol-Myers Squibb. “As we have pledged to patients and investors, we remain focused on discovering and developing medicines that will help people prevail in their fight against serious disease. We continue to review options within our “String of Pearls” strategy, to further complement our existing pipeline, technology and talent pool.

“We also continue to invest in our business as we embed a mindset of continuous improvement, which is helping us grow our profit margins. Our strong first quarter performance and our focus on execution put us on the right track for continued growth in 2008.”

UPDATE ON STRATEGIC REVIEW OF NON-PHARMACEUTICAL BUSINESSES

Bristol-Myers Squibb completed the sale of Bristol-Myers Squibb Medical Imaging to Avista Capital Partners in January 2008 for approximately $525 million.

The company has made significant progress on a strategic direction for ConvaTec and expects to provide updates in the near future.

Bristol-Myers Squibb currently plans to file a registration statement by year-end to sell approximately 10% and no more than 20% of Mead Johnson Nutritionals to the public through an initial public offering and to retain at least an 80% equity interest in Mead Johnson Nutritionals as part of the overall business portfolio for the foreseeable future. After extensively considering strategic options, management believes this plan will allow Mead Johnson Nutritionals to implement its growth plans, increase shareholder value and maintain its important financial contributions to Bristol-Myers Squibb. The execution of the plan is dependent upon and subject to a number of factors and uncertainties including business and market conditions.

FIRST QUARTER RESULTS

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Bristol-Myers Squibb posted first quarter 2008 net sales from continuing operations of $5.2 billion, an increase of 20% compared to the same period in 2007, driven by increased pharmaceuticals net sales which totaled $4.2 billion in the first quarter of 2008. The net sales growth included a 9% increase from product performance and a 5% favorable foreign exchange impact. Sales growth was also estimated to be 6% favorably impacted by the residual sales of generic clopidogrel bisulfate in the first quarter of 2007, after which time the generic inventory in the distribution channels was substantially depleted. U.S. net sales from continuing operations increased 23% to $2.9 billion for the quarter compared to first quarter 2007, primarily due to the continued growth of ABILIFY® and increased sales of PLAVIX®, as well as strong results from the HIV and hepatitis portfolio and increased contribution from recent launches. International net sales from continuing operations increased 16% to $2.3 billion, including a 12% favorable foreign exchange impact.

•

The company recorded earnings from continuing operations before minority interest and income taxes of $1,290 million in the first quarter of 2008, an increase of 51% compared to $852 million in the same period in 2007. The increase was driven by strong product performance in the pharmaceuticals business.

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On a GAAP basis, the company reported first quarter 2008 net earnings from continuing operations of $701 million, or $0.35 per diluted share, compared to net earnings from continuing operations of $643 million or $0.33 per diluted share for the same period in 2007. The 2008 operating results include charges of $113 million associated with the implementation of the previously announced Productivity Transformation Initiative (PTI), while the 2007 results included a lower tax rate of 8.0% reflecting a tax benefit due to a favorable resolution of certain tax matters. On a non-GAAP basis excluding specified items, first quarter 2008 net earnings from continuing operations were $842 million, or $0.42 per diluted share, compared to $697 million, or $0.36 per diluted share for the same period in 2007.

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Cost of products sold, as a percentage of net sales, increased to 32.0% in the first quarter of 2008 compared to 31.0% in the same period in 2007. Costs of products sold include manufacturing rationalization charges of $96 million, or 1.9% of net sales, related to implementation of the PTI in 2008, compared to $16 million, or 0.4% of net sales, in 2007. Excluding these charges, gross margin improved due to a favorable pharmaceutical product mix.

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Marketing, selling and administrative expenses increased by 8% to $1.2 billion in the first quarter of 2008 compared to the same period in 2007, primarily due to unfavorable foreign exchange impact and higher selling expenses in support of key products. General and administrative expenses decreased from 2007 levels resulting from the company’s ongoing productivity initiatives, offset by implementation costs of the initiatives.

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Advertising and product promotion spending increased by 23% to $330 million in the first quarter of 2008 from $268 million in the same period in 2007, primarily due to increased promotion of new indications for ABILIFY® in the U.S. and Europe and increased investment to support PLAVIX® and ORENCIA®.

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Research and development expenses increased 1% to $795 million in the first quarter of 2008 from $791 million in the same period in 2007. The increase primarily reflects increased development spending for pipeline compounds partially offset by higher licensing upfront payments in 2007.

INCOME TAX

The effective tax rate on earnings from continuing operations before minority interest and income taxes was 27.8% for the three months ended March 31, 2008, compared with 8.0% in the first quarter of 2007. The first quarter 2007 effective tax rate included $105 million of benefit due to a favorable resolution of certain tax matters, including a $39 million benefit related to a 2006 specified item. The company expects the full year 2008 non-GAAP effective tax rate from continuing operations to be in line with the previously issued guidance of approximately 24%.

SPECIFIED ITEMS

In the three months ended March 31, 2008 and 2007, the company recorded specified income and expense items that affected the comparability of the results. This included first quarter 2008 charges of $113 million in connection with the execution of the previously announced PTI and $25 million related to an additional impairment of the company’s investments in auction rate securities that were previously impaired.

For information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in Appendix 1 attached and in supplemental materials available on the company’s website.

PHARMACEUTICALS BUSINESS PERFORMANCE

U.S. pharmaceuticals sales increased 26% to $2.5 billion in the first quarter of 2008 compared to the same period in 2007, primarily due to the continued growth of ABILIFY® and increased sales of PLAVIX®, as well as strong results from the HIV and hepatitis portfolio and increased contribution from recent launches.

International pharmaceuticals sales increased 14%, including a 12% favorable foreign exchange impact, to $1.7 billion in the first quarter of 2008 compared to the same period in 2007. The increase was primarily due to strong results from ABILIFY® and increased contribution from recent launches including BARACLUDE® and SPRYCEL™, partially offset by continued generic erosion of PRAVACHOL® and TAXOL®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the first quarter of 2008.

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Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis increased 39% to $1,308 million in the first quarter of 2008, from $938 million in the same period in 2007. Sales of PLAVIX® increased in the U.S. to $1,139 million in the first quarter of 2008 from $787 million in the same period in 2007. The comparison to the first quarter 2007 sales reflects the adverse impact of generic competition for PLAVIX® in 2007, which the company estimates to be in the range of $200 million to $250 million. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 4% in the first quarter of 2008 compared to 2007. Estimated total U.S. prescription demand for branded PLAVIX® increased by 78% in the same period.

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Total revenue for ABILIFY®, an agent for the treatment of schizophrenia, bipolar disorders and major depressive disorders, increased 24% to $454 million in the first quarter of 2008 from $366 million in the same period in 2007. U.S. sales increased 19% to $348 million in the first quarter 2008 from $293 million in the same period in 2007, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 14% compared to the same period last year. International sales increased 45%, including a 16% favorable foreign exchange impact, to $106 million in the first quarter of 2008 from $73 million in the same period in 2007, due to continued growth across European markets. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

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Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 13%, including a 6% favorable foreign exchange impact, to $305 million in the first quarter of 2008 from $270 million in the same period in 2007. U.S. sales increased 7% to $174 million in the first quarter of 2008 from $163 million in the same period in 2007 primarily due to higher average net selling prices, partially offset by lower demand. Estimated total U.S. prescription demand decreased approximately 7% compared to 2007. International sales increased 22%, including a 14% favorable foreign exchange impact, to $131 million compared to $107 million in the same period in 2007.

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Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 13% to $297 million in the first quarter of 2008 from $263 million in the same period in 2007. U.S. sales increased 12% to $160 million in the first quarter of 2008 from $143 million in the same period in 2007, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 12% compared to the same period in 2007. International sales increased 14%, including an 11% favorable foreign exchange impact, to $137 million in the first quarter of 2008 from $120 million in the same period in 2007.

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Sales of the SUSTIVA® Franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 21% to $273 million in the first quarter of 2008 from $226 million in the same period in 2007. U.S. sales increased 22% to $175 million in the first quarter of 2008 from $144 million in the same period in 2007, primarily due to higher demand for ATRIPLATM. Estimated total U.S. prescription demand increased approximately 15% compared to 2007. International sales increased 20%, including an 11% favorable foreign exchange impact, to $98 million in the first quarter of 2008 from $82 million in the same period in 2007. Total revenue for the SUSTIVA® Franchise includes sales of SUSTIVA®, as well as revenue from bulk efavirenz included in the combination therapy ATRIPLATM, which is sold through a joint venture in the U.S., Canada and Europe with Gilead Sciences, Inc.

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Sales of BARACLUDE®, an oral antiviral agent for the treatment of chronic hepatitis B, increased 140% to $108 million in the first quarter of 2008 from $45 million in the same period in 2007, due to continued growth across all markets.

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Sales of ORENCIA®, a fusion protein indicated for rheumatoid arthritis, increased 112% to $87 million in the first quarter of 2008 from $41 million in the same period in 2007, primarily due to strong growth in the U.S.

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Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 17% to $187 million in the first quarter of 2008 from $160 million in the same period in 2007, due to growth in the use for head and neck and colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

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Sales for SPRYCEL™, an oral inhibitor of multiple tyrosine kinases and indicated for treatment of chronic myeloid leukemia, increased to $66 million in the first quarter of 2008 from $21 million in the same period in 2007. This growth was driven by additional launches in various international markets as well as growth in the U.S.

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Sales of IXEMPRA™, a microtubule inhibitor for the treatment of patients with metastatic or locally advanced breast cancer, were $25 million in the first quarter of 2008. IXEMPRA™ was launched in the U.S. in October 2007.

MEAD JOHNSON NUTRITIONALS, CONVATEC PERFORMANCE

MEAD JOHNSON NUTRITIONALS

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Worldwide Nutritionals sales increased 16%, including a 5% favorable foreign exchange impact, to $703 million in the first quarter of 2008 from $606 million in the same period in 2007. U.S. Nutritionals sales increased 5% to $288 million in the first quarter of 2008 from $274 million in the same period in 2007 primarily due to increased sales of ENFAMIL®. International Nutritionals sales increased 25% to $415 million in the first quarter of 2008, including a 10% favorable foreign exchange impact, due to growth in both infant formulas and children’s nutritionals.

CONVATEC

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Worldwide ConvaTec sales increased 14%, including a 7% favorable foreign exchange impact, to $290 million in the first quarter of 2008 from $254 million in the same period in 2007 due to growth in both the wound therapeutics and ostomy businesses.

PIPELINE DEVELOPMENTS

The company continues to advance a robust pipeline and expects to submit a U.S. regulatory filing for the diabetes medicine, saxagliptin, in mid-2008. New scientific data on marketed products and compounds in development are scheduled to be presented at upcoming meetings of the American Diabetes Association and the American Society of Clinical Oncology.

In February, a supplemental New Drug Application for ABILIFY® was approved by the U.S. Food and Drug Administration

(FDA) for the acute treatment of manic and mixed episodes associated with Bipolar I Disorder, with or without psychotic features in pediatric patients (10 to 17 years old). In March, the European Commission authorized marketing of ABILIFY® in the treatment of moderate to severe manic episodes in Bipolar I Disorder and for the prevention of a new manic episode in patients who experienced predominantly manic episodes and whose manic episodes responded to ABILIFY® treatment.

At the Asian Pacific Association for the Study of the Liver meeting in March, new data demonstrated a continued low incidence of resistance to BARACLUDE® in nucleoside-naive patients through five years of treatment, which is important for many chronic hepatitis B patients requiring long-term treatment. BARACLUDE® is indicated for the treatment of chronic hepatitis B.

In April, ORENCIA® was approved by the FDA for treatment of juvenile rheumatoid arthritis. Additionally, the U.S. label for ORENCIA® was revised with an indication that means ORENCIA® is an appropriate option for patients with moderate-to-severe rheumatoid arthritis, regardless of prior treatment received.

The European Committee for Medicinal Products for Human Use (CHMP) in March issued a positive opinion recommending approval of the 300 milligram loading dose tablet of PLAVIX®. This positive opinion was ratified by the European Commission in April.

The first data comparing boosted REYATAZ® (REYATAZ plus ritonavir) and lopinavir/ritonavir was presented at the Congress on Retroviruses and Opportunistic Infections in February. The CASTLE study showed similar efficacy between once-daily REYATAZ (atazanavir sulfate)/ritonavir and twice-daily lopinavir/ritonavir at 48 weeks in previously untreated HIV-infected adult patients. Data also showed differences in gastrointestinal and lipid effects between REYATAZ/ritonavir and lopinavir/ritonavir among the study population.

2008 GUIDANCE

Bristol-Myers Squibb reaffirms its 2008 earnings guidance for fully diluted earnings per share from continuing operations on a GAAP basis to be between $1.36 and $1.46. The company also reaffirms its 2008 fully diluted earnings per share from continuing operations guidance on a non-GAAP basis to be between $1.60 and $1.70. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations to grow at a minimum of 15 percent compounded annual growth rate, from the 2007 base through 2010, excluding costs associated with the Productivity Transformation Initiative and other specified items that have not yet been identified and quantified.

The 2008 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; payments for in-process research and development; debt retirement costs; impairments to investments; and significant tax events.

The financial guidance for 2008 and the three-year compound annual growth rate exclude the impact of any potential strategic acquisitions and divestitures and further assume that the company and its product partner, sanofi-aventis, maintain exclusivity for the PLAVIX® patent through at least 2010.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative; gains or losses from sale and leaseback of properties and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; payments for in-process research and development; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to the company’s investment portfolio) competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its productivity transformation initiatives, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 24, 2008 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-312-0861, confirmation code 4556649. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Rebecca Goldsmith, 212-546-2793, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES FROM CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Unaudited, dollars in millions)

BY OPERATING SEGMENT:	Three Months Ended March 31,
	2008	2007	% Change
Pharmaceuticals	$4,188	$3,457	21%
Nutritionals	703	606	16%
ConvaTec	290	254	14%

Net Sales	$5,181	$4,317	20%

FOR SELECTED PRODUCTS:

The following table sets forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008	2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Three Months Ended March 31,

Pharmaceuticals
Cardiovascular
Plavix	$1,308	$938	39%	$1,139	$787	45%	78%
Avapro/Avalide	305	270	13%	174	163	7%	(7)%
Pravachol	73	135	(46)%	15	57	(74)%	(82)%
Virology
Reyataz	297	263	13%	160	143	12%	12%
Sustiva Franchise (total revenue)	273	226	21%	175	144	22%	15%
Baraclude	108	45	140%	29	17	71%	59%
Oncology
Erbitux	187	160	17%	185	158	17%	N/A
Taxol	94	111	(15)%	—	4	(100)%	N/A
Sprycel	66	21	**	20	10	100%	49%
Ixempra	25	—	—	25	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	454	366	24%	348	293	19%	14%
Immunoscience
Orencia	87	41	112%	73	40	83%	N/A
Nutritionals
Enfamil	290	254	14%	183	171	7%	N/A
ConvaTec
Ostomy	143	130	10%	32	34	(6)%	N/A
Wound Therapeutics	122	107	14%	34	32	6%	N/A

**	Change is in excess of 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	Three Months Ended March 31,
	2008	2007	% Change

Net Sales	$5,181	$4,317	20%

Cost of products sold	1,657	1,340	24%
Marketing, selling and administrative	1,223	1,133	8%
Advertising and product promotion	330	268	23%
Research and development	795	791	1%
Provision for restructuring, net	11	37	(70)%
Equity in net income of affiliates	(164)	(126)	(30)%
Other expense, net (a)	39	22	77%

	3,891	3,465	12%

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,290	852	51%
Provision for income taxes	359	68	**
Minority interest, net of taxes	230	141	63%

Net Earnings from Continuing Operations	701	643	9%

Discontinued Operations:
Earnings, net of taxes	3	47
Loss on Disposal, net of taxes	(43)	—

	(40)	47

Net Earnings	$661	$690

Earnings per Common Share

Basic:
Net Earnings from Continuing Operations	$.35	$.33	6%
Discontinued Operations
Earnings, net of taxes	—	.02
Loss on Disposal, net of taxes	(.02)	—

Net Earnings per Common Share	$.33	$.35

Diluted:
Net Earnings from Continuing Operations	$.35	$.33	6%
Discontinued Operations
Earnings, net of taxes	—	.02
Loss on Disposal, net of taxes	(.02)	—

Net Earnings per Common Share	$.33	$.35

Average Common Shares Outstanding:

Basic	1,975	1,962
Diluted	2,008	1,997

(a) Other expense, net
Interest expense	$73	$109
Interest income	(43)	(53)
Foreign exchange transaction losses	26	8
Other income, net	(17)	(42)

	$39	$22

**	Change is in excess of 200%.

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Unaudited, dollars in millions)

Three months ended March 31, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$11	$—	$11
Accelerated depreciation and other shutdown costs	96	—	—	—	—	96
Process standardization implementation costs	—	15	—	—	—	15
Gain on sale and leaseback of properties	—		—	—	(9)	(9)

	96	15	—	11	(9)	113

Other:
Product liability	—	—	—	—	16	16
Milestone payments	—	—	20	—	—	20
Auction rate securities impairment	—	—	—	—	25	25

	$96	$15	$20	$11	$32	174

Income taxes on items above						(33)

(Increase)/Decrease to Net Earnings from Continuing Operations						$141

Three months ended March 31, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Total
Upfront payments	$—	$80	$—	$80
Downsizing and streamlining of worldwide operations	—	—	37	37
Accelerated depreciation	16	—	—	16

	$16	$80	$37	133

Income taxes on items above				(40)
Change in estimate for taxes on a prior year specified item				(39)

(Increase)/Decrease to Net Earnings from Continuing Operations				$54